Exhibit 15

The Board of Directors and Shareholders of Harris Corporation

We are aware of the incorporation by reference in the following Registration Statements:

Form S-8	No. 333-163647	Harris Corporation Retirement Plan,
Form S-8	No. 333-49006	Harris Corporation 2000 Stock Incentive Plan,
Form S-8	No. 333-130124	Harris Corporation 2005 Equity Incentive Plan, and
Form S-3 ASR	No. 333-159688	Harris Corporation Debt and Equity Securities;

of our report dated October 27, 2011 relating to the unaudited condensed consolidated interim financial statements of Harris Corporation that are included in its Form 10-Q for the quarter ended September 30, 2011.

/s/ Ernst & Young LLP
Certified Public Accountants

Boca Raton, Florida

October 27, 2011